Exhibit 10.30

M E M O R A N D U M

TO: Mr. Thomas F. Farrell	Executive Compensation

FROM: Jay L. Johnson	July 20, 2004

Award for

Jimmy D. Staton

In recognition of his efforts and additional responsibilities assumed during the DTSI transition, I propose that we give Jimmy Staton an award of $100,000. Effective August 1st, 95% of this award will be paid directly into the Dominion Deferred Compensation Plan and will be subject to the terms and conditions of that plan. It shall be invested in the Dominion stock fund with the expectation that it will remain invested in that fund for the duration of Jimmy’s tenure as an officer. The remainder of the award will be paid to Jimmy through payroll in his August paycheck, allowing for any necessary taxes to be withheld as a result of this bonus.

/s/ Jay L. Johnson
Jay L. Johnson

Approved:	/s/ Thomas. F. Farrell
Thomas F. Farrell